                                                                  Exhibit 99.9


ABIOMED CONTACTS

John F. Thero
Sr. VP and CFO
Tel.: 978/777-5410

Kristin T. Chouinard
Corporate Communications
Tel.: 978/777-5410

PENN STATE CONTACTS

M. Steven Bortner
Public Relations
Tel.: 717/531-8605

Leilyn Perri
Public Relations
Tel.: 717/531-8604

For Immediate Release

ABIOMED INC. ACQUIRES "PENN STATE HEART"

         Danvers, Massachusetts - September 21, 2000 - ABIOMED, Inc. (NASDAQ:
ABMD) announced today that it has entered into agreements to acquire the exclusive rights to The Pennsylvania State University implantable replacement heart (the Penn State Heart) as well as the assets of BeneCor Heart Systems, Inc., a company recently created to commercialize the Penn State Heart.

         The terms of these transactions consist of payment by ABIOMED of 55,000 shares of ABIOMED common stock, plus the issuance of warrants for up to 200,000 additional shares of ABIOMED common stock. Exercise of the warrants are contingent on the achievement of certain clinical and regulatory milestones with the Penn State Heart by specified dates.

         In addition to the acquisition of exclusive rights to intellectual property and physical assets, the transaction includes arrangements for ABIOMED to begin a collaborative relationship with The Pennsylvania State University, its College of Medicine, and The Milton S. Hershey Medical Center. ABIOMED will also have access to future advances in related implantable replacement heart technology generated by the research and development team at The Pennsylvania State University. ABIOMED intends to pursue the commercialization of the Penn State Heart at its Danvers, Massachusetts facility.

         Like ABIOMED's AbioCor -TM- Heart, the Penn State Heart is an implantable replacement heart designed to replace a patient's irreversibly failing heart. Heart disease remains the number one cause of death in the USA, resulting in over 700,000 annual deaths. These two designs represent the most successful devices to emerge after more than three decades of research and development sponsored by the U.S. Federal Government through the National Heart, Lung and Blood Institutes.

         Commenting on the acquisition, Dr. David M. Lederman, ABIOMED's President and Chief Executive Officer said, "ABIOMED is committed to commercializing implantable replacement hearts. This important strategic acquisition provides ABIOMED with the opportunity to work with The Pennsylvania State University and The Milton S. Hershey Medical Center, two prestigious institutions with decades of successful experience in the development and technology transfer of advanced cardiac assist technology."

         Dr. Lederman explained, "the AbioCor and Penn State hearts represent fundamentally different, yet synergistic, approaches to replacing the failing human heart. With initial clinical trials of the AbioCor within sight, and the consolidation of the world's two leading replacement heart programs within ABIOMED, I am confident that we will provide clinicians with broader options to address diverse patient populations that require heart replacement to live."

         Commenting on the acquisition and collaboration with ABIOMED, Dr. William S. Pierce, Professor Emeritus, Department of Surgery, The Pennsylvania State University said, "We are thrilled to be working with ABIOMED, a recognized leader in the replacement heart field. We are looking forward to a close collaboration between our teams to bring these important technologies to clinical fruition. I am confident that together with ABIOMED, we will succeed much faster in achieving cardiac medicine's goal of replacing the failing human heart."

         Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced "AB'-EE-O-MED") is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. The Company's AbioCor Implantable Replacement Heart is in an advanced stage of development in preparation for initial human trials. ABIOMED currently manufactures and sells the BVS-Registered Trademark-, a temporary heart assist device, for the support of all patients with failing but potentially recoverable hearts.

                  This News Release contains forward-looking statements, including statements regarding development and clinical introduction of the AbioCor and the Penn State implantable replacement hearts. The Company's actual results, including the development and timing of new products, may differ materially based on a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulations, future capital needs and uncertainty of additional financing and other risks detailed in the Company's filings with the Securities and Exchange Commission. Investors are cautioned that all such statements involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                                       ###